Exhibit (a)(1)(K)

Confidential Instructions with Respect to the Offer to Purchase

All Outstanding Shares of Common Capital Stock

of

MICHAEL BAKER CORPORATION

The undersigned acknowledges receipt of the letter from T. Rowe Price, the trustee (the “Trustee”) for The Baker 401(k) Plan (the “Plan”), dated September 9, 2013 (the “Letter”) and the following documents enclosed therewith: (i) the Offer to Purchase, dated September 9, 2013, (ii) the related Letter of Transmittal in connection with the offer (the “Offer”) by CDL Acquisition Co. Inc., a Pennsylvania corporation which is the successor by merger to Project Steel Merger Sub, Inc. and a direct wholly owned subsidiary of Integrated Mission Solutions, LLC, to purchase each issued and outstanding share of common capital stock, par value $1.00 per share (the “Shares”), of Michael Baker Corporation, a Pennsylvania corporation (“Baker”), validly tendered and not validly withdrawn in the Offer, for $40.50 net in cash, without interest and subject to any applicable withholding taxes, upon the terms and subject to the conditions of the Offer; and (iii) Baker’s Solicitation/Recommendation Statement on Schedule 14D-9.

The Trustee will follow your tender instructions provided on the form below with respect to Shares allocated to your account unless otherwise required by applicable law, provided such instructions are received timely by the Trustee. T. ROWE PRICE MAKES NO RECOMMENDATION CONCERNING WHETHER TO TENDER SHARES PURSUANT TO THE OFFER. Please see the Letter for details.

To provide instructions, please print and sign your name below and indicate in the appropriate checkbox whether or not you would like to have the Trustee tender the Shares allocated to your account pursuant to the Offer, and promptly send to Computershare Trust Company, N.A., as tabulation agent, (the “Tabulation Agent”) in the enclosed envelope:

Print your name
Your signature

CHECK ONE ONLY:

☐	Tender all Shares allocated to my account

☐	Do not tender the Shares allocated to my account

PLEASE SEND THIS FORM TO THE TABULATION AGENT IN THE ENCLOSED ENVELOPE.

VOLUNTARY CORPORATE ACTION COY: BKR MICHAEL BAKER 401(K) PLAN